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                                                                     Exhibit 11

              StatementRegarding Computation of Per Share Earnings (Dollar amounts in thousands, except share per share data)

                                                                             THREE MONTHS ENDED
                                                                     MARCH 31, 2003        MARCH 31, 2002
                                                               --------------------------------------------
         1. Income before cumulative effect of
            change in ccounting principle                                $1,724                $1,202

         2. Cumulative effect on years prior to
            2002 of a change in accounting for
            goodwill                                                          -                   (97)
                                                               --------------------------------------------

         3. Net income                                                   $1,724                $1,105
                                                               ============================================

         4. Weighted average common shares
            outstanding                                               1,982,700             1,985,700
         5. Common stock equivalents due to
            dilutive effect of stock options                             63,260                     0
                                                               --------------------------------------------

         6. Total weighted average common
            shares and equivalents outstanding                        2,045,960             1,985,700
                                                               ============================================

         7. Basic earnings per share before
            change in accounting for goodwill                              $.87                  $.61

         8. Cumulative effect of a change in
            accounting for goodwill                                           -                  (.05)
                                                               --------------------------------------------

         9. Basic earnings per share                                       $.87                  $.56
                                                               ============================================
        10. Diluted earnings per share before
            change in accounting for goodwill                              $.84                  $.61

        11. Cumulative effect of a change in
            accounting for goodwill                                           -                  (.05)
                                                               --------------------------------------------

        12. Diluted earnings per share                                    $.84                   $.56
                                                               ============================================



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